                                                 Exhibit 99.1

BARINGS BDC, INC. REPORTS THIRD QUARTER 2024 RESULTS AND
ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.26 PER SHARE
CHARLOTTE, N.C., November 6, 2024 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company”) today reported its financial and operating results for the third quarter of 2024 and announced that the Company’s Board of Directors (the “Board”) declared a quarterly cash dividend of $0.26 per share.
Highlights

Income Statement	Three Months Ended September 30, 2024		Three Months Ended June 30, 2024
(dollars in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(2)
Net investment income	$30.2	$0.29	$42.1	$0.40
Net realized gains (losses)	$(10.9)	$(0.10)	$8.1	$0.08
Net unrealized appreciation (depreciation)	$2.7	$0.02	$(30.8)	$(0.29)
Net increase in net assets resulting from operations	$22.0	$0.21	$19.4	$0.18
Dividends paid		$0.26		$0.26
(1) Based on weighted average shares outstanding during the period of 105,715,277.
(2) Based on weighted average shares outstanding during the period of 105,898,271.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of September 30, 2024	As of June 30, 2024	As of March 31, 2024	As of December 31, 2023
Investment portfolio at fair value	$2,416.7	$2,395.7	$2,527.5	$2,488.7
Weighted average yield on performing debt investments (at principal amount)	10.6%	10.9%	10.7%	10.5%

Total assets	$2,605.1	$2,603.6	$2,698.7	$2,677.5
Debt outstanding (principal)	$1,372.8	$1,375.8	$1,465.4	$1,444.9
Total net assets (equity)	$1,194.4	$1,201.9	$1,211.9	$1,196.6
Net asset value per share	$11.32	$11.36	$11.44	$11.28
Debt-to-equity ratio	1.15x	1.14x	1.21x	1.21x
Net debt-to-equity ratio (adjusted for unrestricted cash and net unsettled transactions)	1.09x	1.07x	1.17x	1.15x
Third Quarter 2024 Results
Commenting on the quarter, Eric Lloyd, Chief Executive Officer of Barings BDC, stated, “We continue to deliver attractive returns by executing our disciplined investment strategy focused on Barings-originated, senior secured loans to competitively advantaged middle market companies that we have rigorously analyzed and conservatively underwritten. In the third quarter, we maintained our strong momentum with net investment income well above the dividend, strong credit metrics, and NAV that is above where it was at the end of last year, reflecting portfolio resiliency and increased deployment compared to last quarter. We believe that we remain well positioned for what we expect to be a more active environment, particularly given our strong sponsor relationships and ample liquidity.”

During the three months ended September 30, 2024, the Company reported total investment income of $70.9 million, net investment income of $30.2 million, or $0.29 per share, and a net increase in net assets resulting from operations of $22.0 million, or $0.21 per share.
Net asset value (“NAV”) per share as of September 30, 2024 was $11.32, as compared to $11.36 as of June 30, 2024. The decrease in NAV per share from June 30, 2024 to September 30, 2024 was primarily attributed to a net realized loss on investments, foreign currency transactions and forward currency contracts of $0.10 per share, partially offset by net investment income exceeding the Company’s third quarter dividend by $0.03 per share, net unrealized appreciation on the Company’s investment portfolio, credit support agreements, foreign currency transactions and forward currency contracts of approximately $0.02 per share and the accretive impact of share repurchases of $0.01 per share.
Recent Portfolio Activity
During the three months ended September 30, 2024, the Company made 11 new investments totaling $88.4 million and made investments in existing portfolio companies totaling $36.6 million. The Company had 11 loans repaid totaling $94.3 million and received $17.6 million of portfolio company principal payments, recognizing a net realized loss on these repayments of $13.2 million. The Company received $2.9 million of return of capital from joint ventures, equity and royalty rights investments. Lastly, the Company received proceeds related to the sale of equity investments totaling $5.9 million and recognized a net realized gain on such sales totaling $4.3 million.
During the three months ended September 30, 2024, the Company recorded net unrealized appreciation totaling $2.7 million, consisting of net unrealized appreciation reclassification adjustments of $11.1 million related to the net realized losses / gains on the sales / exits and restructures of certain investments, net unrealized appreciation on our current portfolio of $8.9 million, and unrealized appreciation of $1.1 million on the MVC credit support agreement with Barings, partially offset by net unrealized depreciation related to foreign currency transactions of $9.8 million, net unrealized depreciation related to forward currency contracts of $8.2 million and net unrealized depreciation of $0.4 million on the Sierra credit support agreement with Barings. The net unrealized appreciation on our current portfolio of $8.9 million was driven primarily by the impact of foreign currency exchange rates on investments of $21.6 million, partially offset by the credit or fundamental performance of investments of $11.1 million and broad market moves for investments of $1.6 million.
Liquidity and Capitalization
As of September 30, 2024, the Company had cash and foreign currencies of $66.0 million (including restricted cash of $3.2 million), $347.8 million of borrowings outstanding under its $1,065.0 million senior secured credit agreement (the “February 2019 Credit Facility”), $1,025.0 million aggregate principal amount of unsecured notes outstanding and a net receivable from unsettled transactions of $11.8 million.
On November 5, 2024, the Company entered into an amended and restated senior secured credit agreement, which amended the February 2019 Credit Facility to, among other things, (a) extend the revolving period from February 21, 2025 to November 5, 2028; (b) extend the stated maturity date from February 21, 2026 to November 5, 2029; (c) adjust the interest rate charged on the February 2019 Credit Facility from an applicable spread of either the term SOFR plus 2.25% (or 2.00% for so long as the Company maintains an investment grade credit rating) plus a credit spread adjustment of 0.10% for borrowings with an interest period of one month, 0.15% for borrowings with an interest period of three months, or 0.25% for borrowings with an interest period of six months to an applicable spread of 1.875% plus a credit spread adjustment of 0.10% and (d) reduce the total commitments under the facility from $1,065 million to $825 million, of which $100 million has been reallocated from revolving commitments to term loan commitments.
Commenting on the Company’s liquidity position, Elizabeth Murray, Chief Financial Officer of Barings BDC, stated, “Subsequent to the end of the third quarter, we continue to strengthen our liability structure by amending our revolving credit facility at attractive terms. With over $540.0 million of available capital, and net leverage levels below 1.10x at quarter-end, we believe we are well positioned to continue to support the growth of our existing portfolio companies and new origination activity.”
Share Repurchase Program
On February 22, 2024, the Board authorized a new 12-month share repurchase program. Under the program, the Company may repurchase, during the 12-month period commencing on March 1, 2024, up to $30.0 million in the aggregate of its outstanding common stock in the open market at prices below the then-current NAV per share. The timing, manner, price and amount of any share repurchases will be determined by the Company, in its discretion, based upon the evaluation of economic and market conditions, the Company’s stock price, applicable legal, contractual and regulatory requirements and other factors. The program is expected to be in effect until March 1, 2025, unless extended or until the aggregate repurchase amount that has been approved by the Board has been expended. The program does not require the Company to repurchase any specific number of shares, and the Company cannot assure stockholders that any shares will be repurchased under the program. The program may be suspended, extended, modified or discontinued at any time. During the three months ended September 30, 2024, the Company repurchased a total of 199,054 shares of its common stock in the open market under the authorized program at an average price of $9.84 per share, including brokerage commissions. As of November 6, 2024, the Company had repurchased a total of 508,132 shares of its common stock in the open market under the authorized program at an average price of $9.79 per share, including brokerage commissions.
Dividend Information
The Board declared a quarterly cash dividend of $0.26 per share.
The Company’s fourth quarter dividend is payable as follows:
Fourth Quarter 2024 Dividend:
Amount per share:         $0.26
Record date:             December 4, 2024
Payment date:             December 11, 2024
Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income, capital gains and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.
Subsequent Events
Subsequent to September 30, 2024, the Company made approximately $117.1 million of new commitments, of which $95.8 million closed and funded. The $95.8 million of investments consists of $91.2 million of first lien senior secured debt investments, $0.6 million of second lien senior secured debt investments, $0.5 million of equity investments and a $3.5 million preferred equity co-investment alongside certain affiliates in a portfolio company focused on directly originated, litigation finance loans to mass tort law firms. The weighted average yield of the debt investments was 9.6%. In addition, we funded $12.9 million of previously committed revolvers and delayed draw term loans.
Conference Call to Discuss Third Quarter 2024 Results
Barings BDC has scheduled a conference call to discuss third quarter 2024 financial and operating results for Thursday, November 7, 2024, at 9:00 a.m. ET.
To listen to the call, please dial 800-715-9871 or 646-307-1963 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until November 14, 2024. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13749495.
This conference call will also be available via a live webcast on the investor relations section of Barings BDC’s website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until November 14, 2024.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the Company’s projected net investment income and earnings, the Company’s distribution levels and frequency of distributions, the Company’s share repurchase activity and investment activity, and the ability of Barings LLC to manage Barings BDC and identify investment opportunities, all of which are subject to change at any time based upon economic, market or other conditions, and may not be relied upon as investment advice or an indication of Barings BDC’s trading intent. More information on the risks and other potential factors that could affect Barings BDC’s financial results and future events, including important factors that could cause actual results or events to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in Barings BDC’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Barings BDC’s most recently filed annual report on Form 10-K, as well as in subsequent filings, including Barings BDC’s quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to NAV, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.
Non-GAAP Financial Measures
To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s net debt (calculated as (i) total debt less (ii) unrestricted cash and foreign currencies (excluding restricted cash) net of net payables/receivables from unsettled transactions) and its net debt-to-equity ratio (calculated as net debt divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans in middle-market companies that operate across a wide range of industries. Barings BDC’s investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with $431+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $431+ billion* global investment manager sourcing differentiated opportunities and building long-term portfolios across public and private fixed income, real estate, and specialist equity markets. With investment professionals based in North America, Europe and Asia Pacific, the firm, a subsidiary of MassMutual, aims to serve its clients, communities and employees, and is committed to sustainable practices and responsible investment. Learn more at www.barings.com.
*Assets under management as of September 30, 2024
Media Contact:
MediaRelations@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $1,969,767 and $2,053,548 as of September 30, 2024 and December 31, 2023, respectively)	$1,937,200	$1,995,372
Affiliate investments (cost of $372,373 and $378,865 as of September 30, 2024 and December 31, 2023, respectively)	390,239	402,423
Control investments (cost of $104,780 and $103,163 as of September 30, 2024 and December 31, 2023, respectively)	89,275	90,920
Total investments at fair value	2,416,714	2,488,715
Cash (restricted cash of $3,213 and $0 as of September 30, 2024 and December 31, 2023, respectively)	48,881	57,187
Foreign currencies (cost of $16,780 and $13,023 as of September 30, 2024 and December 31, 2023, respectively)	17,113	13,341
Interest and fees receivable	44,379	51,598
Prepaid expenses and other assets	3,841	3,564
Credit support agreements (cost of $58,000 as of both September 30, 2024 and December 31, 2023)	51,200	57,800
Derivative assets	7,563	1
Deferred financing fees	2,567	3,948
Receivable from unsettled transactions	12,820	1,299
Total assets	$2,605,078	$2,677,453
Liabilities:
Accounts payable and accrued liabilities	$3,409	$2,950
Interest payable	12,267	8,450
Administrative fees payable	436	536
Base management fees payable	8,046	8,347
Incentive management fees payable	6,597	7,737
Derivative liabilities	10,039	11,265
Payable from unsettled transactions	988	1,112
Borrowings under credit facility	347,811	719,914
Notes payable (net of deferred financing fees)	1,021,044	720,583
Total liabilities	1,410,637	1,480,894
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 105,558,938 and 106,067,070 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively)	106	106
Additional paid-in capital	1,849,484	1,854,457
Total distributable earnings (loss)	(655,149)	(658,004)
Total net assets	1,194,441	1,196,559
Total liabilities and net assets	$2,605,078	$2,677,453
Net asset value per share	$11.32	$11.28

Barings BDC, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$50,787	$54,365	$158,060	$160,094
Affiliate investments	854	576	2,602	1,415
Control investments	22	464	460	1,210
Total interest income	51,663	55,405	161,122	162,719
Dividend income:
Non-Control / Non-Affiliate investments	1,190	897	3,835	2,555
Affiliate investments	8,651	7,618	26,216	24,084
Total dividend income	9,841	8,515	30,051	26,639
Fee and other income:
Non-Control / Non-Affiliate investments	4,221	2,544	11,161	9,858
Affiliate investments	52	88	321	291
Control investments	16	18	50	101
Total fee and other income	4,289	2,650	11,532	10,250
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	3,987	3,317	9,714	11,634
Affiliate investments	193	412	712	663
Control investments	622	250	1,698	746
Total payment-in-kind interest income	4,802	3,979	12,124	13,043
Interest income from cash	256	297	715	701
Total investment income	70,851	70,846	215,544	213,352
Operating expenses:
Interest and other financing fees	22,563	21,829	64,419	61,956
Base management fee	8,046	8,315	24,515	24,302
Incentive management fees	6,597	4,618	15,886	24,309
General and administrative expenses	2,427	2,363	7,446	7,546
Total operating expenses	39,633	37,125	112,266	118,113
Net investment income before taxes	31,218	33,721	103,278	95,239
Income taxes, including excise tax expense	1,033	412	1,599	807
Net investment income after taxes	$30,185	$33,309	$101,679	$94,432

Barings BDC, Inc. Unaudited Consolidated Statements of Operations — (Continued) (in thousands, except share and per share data)
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements, foreign currency transactions and forward currency contracts:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	$(8,543)	$(16,696)	$(13,465)	$(62,142)
Affiliate investments	—	—	(4,179)	—
Net realized gains (losses) on investments	(8,543)	(16,696)	(17,644)	(62,142)
Foreign currency transactions	508	(330)	902	3,743
Forward currency contracts	(2,859)	(234)	(7,531)	(17,144)
Net realized gains (losses)	(10,894)	(17,260)	(24,273)	(75,543)
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	24,957	9,336	25,629	62,108
Affiliate investments	(3,452)	184	(5,691)	13,745
Control investments	(1,496)	(15,999)	(3,262)	(17,665)
Net unrealized appreciation (depreciation) on investments	20,009	(6,479)	16,676	58,188
Credit support agreements	654	(6,450)	(6,600)	1,114
Foreign currency transactions	(9,775)	7,560	(5,234)	(3,406)
Forward currency contracts	(8,159)	7,379	3,213	23,143
Net unrealized appreciation (depreciation)	2,729	2,010	8,055	79,039
Net realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements, foreign currency transactions and forward currency contracts	(8,165)	(15,250)	(16,218)	3,496
Benefit from (provision for) income taxes	—	262	—	161
Net increase (decrease) in net assets resulting from operations	$22,020	$18,321	$85,461	$98,089
Net investment income per share — basic and diluted	$0.29	$0.31	$0.96	$0.88
Net increase (decrease) in net assets resulting from operations per share — basic and diluted	$0.21	$0.17	$0.81	$0.91
Dividends / distributions per share:
Total dividends / distributions per share	$0.26	$0.26	$0.78	$0.76
Weighted average shares outstanding — basic and diluted	105,715,277	106,516,166	105,883,524	107,266,074

Barings BDC, Inc.
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2023
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$85,461	$98,089
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(345,954)	(400,507)
Repayments received / sales of portfolio investments	422,926	273,550
Loan origination and other fees received	5,759	5,852
Net realized (gain) loss on investments	17,644	62,142
Net realized (gain) loss on foreign currency transactions	(902)	(3,743)
Net realized (gain) loss on forward currency contracts	7,531	17,144
Net unrealized (appreciation) depreciation on investments	(16,676)	(58,188)
Net unrealized (appreciation) depreciation of CSAs	6,600	(1,114)
Net unrealized (appreciation) depreciation on foreign currency transactions	5,234	3,406
Net unrealized (appreciation) depreciation on forward currency contracts	(3,213)	(23,143)
Payment-in-kind interest / dividends	(15,847)	(18,270)
Amortization of deferred financing fees	3,473	2,425
Accretion of loan origination and other fees	(8,071)	(6,042)
Amortization / accretion of purchased loan premium / discount	(650)	(1,124)
Payments for derivative contracts	(15,827)	(21,459)
Proceeds from derivative contracts	8,296	4,315
Changes in operating assets and liabilities:
Interest and fees receivable	9,058	(2,743)
Prepaid expenses and other assets	(257)	(641)
Accounts payable and accrued liabilities	(1,083)	4,264
Interest payable	3,816	3,727
Net cash provided by (used in) operating activities	167,318	(62,060)
Cash flows from financing activities:
Borrowings under credit facility	91,500	67,000
Repayments of credit facility	(468,568)	—
Proceeds from notes	300,000	—
Financing fees paid	(7,205)	(2,403)
Purchases of shares in repurchase plan	(4,973)	(10,854)
Cash dividends / distributions paid	(82,606)	(81,340)
Net cash provided by (used in) financing activities	(171,852)	(27,597)
Net increase (decrease) in cash and foreign currencies	(4,534)	(89,657)
Cash and foreign currencies, beginning of period	70,528	139,415
Cash and foreign currencies, end of period	$65,994	$49,758
Supplemental Information:
Cash paid for interest	$52,942	$54,858
Excise taxes paid during the period	$1,936	$1,012

Barings BDC, Inc.
Unaudited Reconciliation of Debt to Net Debt and Calculation of Net Debt-to-Equity Ratio
(in thousands, except ratios)

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Total debt (principal)	$1,372,811	$1,375,823	$1,465,352	$1,444,914
minus: Cash and foreign currencies (excluding restricted cash)	(62,781)	(69,345)	(50,740)	(70,528)
plus: Payable from unsettled transactions	988	5,081	336	1,112
minus: Receivable from unsettled transactions	(12,821)	(25,631)	(2,159)	(1,299)
Total net debt(1)	$1,298,197	$1,285,928	$1,412,789	$1,374,199

Total net assets	$1,194,441	$1,201,876	$1,211,876	$1,196,559

Total net debt-to-equity ratio(1)	1.09x	1.07x	1.17x	1.15x
(1) See the “Non-GAAP Financial Measures” section of this press release.